OMB Number: 3235-0066
Expires: August 31, 2007
As filed with the Securities and Exchange Commission on May 18, 2007	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

______________________

FORM  S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Computer Task Group, Incorporated

(Exact name of registrant as specified in its charter)

New York	16-0912632
(State or other jurisdiction of incorporation or organization)	(I.R.S.Employer Identification No.)

800 Delaware Avenue, Buffalo, New York 14209
(Address of Principal Executive Offices, Including Zip Code)

Computer Task Group, Incorporated Non Qualified

Key Employee Deferred Compensation Plan

 (Full Title of the Plan)

Copy to:
Peter P. Radetich, Esq.	Ward B. Hinkle, Esq.
Computer Task Group, Incorporated	Hodgson Russ LLP
800 Delaware Avenue	The Guaranty Building
Buffalo, New York 14209	140 Pearl Street, Suite 100
(716) 882-8000	Buffalo, New York 14202
(Name, address and telephone number of agent for service)	(716) 856-4000

Calculation of Registration Fee

Title of Securities To be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $.01	500,000	$4.53	$2,265,000	$69.54

 (1)

In addition, pursuant to Rule 416 (c ) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based upon the average of the reported high and low prices for the shares on NASDAQ composite reporting system on  May 16, 2007.

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not filed as part of this Registration Statement pursuant to preliminary Note to Part I of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to preliminary Note to Part I of Form S-8.

PART II

Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 as filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(c)

The description of the Registrant’s Common Stock contained in the Registrant’s registration statement filed with the Commission under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Certain legal matters with respect to the Common Stock being offered hereby have been passed upon by Peter P. Radetich, Senior Vice President, Secretary and General Counsel to the Registrant.

Item 6.  Indemnification of Directors and Officers.

Section 722(a) of the New York Business Corporation Law (the “BCL”) generally provides that a corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he or she was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in or, in the case of service for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

In addition, Section 722(c) of the BCL provides that a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or if no action was brought, any court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Article V of the Registrant’s By-laws requires the Registrant to indemnify its officers and directors to the fullest extent in accordance with and permitted by law for the defense of civil and criminal proceedings against them by reason of their service as officers or directors.

Section 723 of the BCL provides that a person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in

BCL section 722 shall be entitled to indemnification as authorized in such section. Except where a person has been successful in such matters, any indemnification under BCL Section 722 or otherwise permitted by law, unless ordered by a court, shall be made by a corporation only if authorized in the specific case by the Board of Directors or shareholders pursuant to BCL Section 723. In no event may indemnification be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 726 of the BCL empowers the Registrant to purchase and maintain certain types of directors and officers liability insurance. The Registrant has purchased and is maintaining in effect current directors and officers liability insurance which, in general, provides for indemnification of officers and directors for any damages, costs or expenses up to certain maximum amounts (which may change from time to time), which they are legally required to pay, resulting from any error, misstatement, misleading statement, act, omission, neglect or breach of duty committed, attempted or allegedly committed or attempted by such officers or directors (subject to certain exceptions) solely by reason of their status as such.  Such insurance does not cover fines or penalties imposed by law or losses which are not reimbursable by law.  If available on terms and conditions deemed reasonable, the Registrant intends to purchase similar insurance in the future.

Section 402(b) of the BCL generally provides that a corporation’s certificate of incorporation may set forth a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the BCL (generally prohibiting unlawful dividends or distributions, share repurchases, distributions after dissolution, or loans). The Registrant’s Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for damages or any breach of duty in such capacity occurring after May 25, 1988, except as otherwise provided by law.

The Registrant has entered into Indemnification Agreements with each of its executive officers and directors.  The Indemnification Agreements generally provide that the Registrant will indemnify and hold each officer and director harmless to the fullest extent permitted by law against any and all losses in connection with any action or omission of the officer or director.  The Indemnification Agreements also provide that, if the officer or director is successful in defending against a claim, the Registrant will indemnify the officer or director for any and all expenses reasonably incurred in connection with the proceeding. The foregoing is only a general summary of the terms of the Indemnification Agreements and is qualified by reference to the actual terms of the Indemnification Agreements, copies of which were filed as Exhibit 99.1 to the Registrant’s Form 8-K Report dated June 16, 2006 and as Exhibit 99.1 to the Registrant’s Form 8-K Report dated August 23, 2006, and which are incorporated herein by reference.

The summaries of the sections of the New York Business Corporation Law described above are qualified in their entirety by reference to the sections referred to.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

4. (a)

Restated Certificate of Incorporation of the Registrant -- incorporated by reference to Exhibit to the Registrant’s Form 8-A/A filed on January 13, 1999.

4. (b)

Restated By-laws of the Registrant -- incorporated by reference to Exhibit 3(b) to the Registrant’s Form 10-K Annual Report for the year ended December 31, 2006.

4. (c)

Specimen Common Stock Certificate -- incorporated by reference to Exhibit 4(a) the Registrant’s Form 10-K Annual Report for the year ended December 31, 2000.

4. (d)

Computer Task Group, Incorporated Non Qualified Key Employee Deferred Compensation Plan, 2007  Restatement – incorporated by reference to Appendix A to the Registrant’s definitive proxy statement, dated April 4, 2007, for its annual meeting of shareholders held on May 9, 2007, as filed with the SEC.

5.

Opinion of Peter P. Radetich, Senior Vice President, Secretary and General Counsel for Registrant as to the legality of securities being registered – filed herewith.

23.

(a)   Consent of Peter P. Radetich, Senior Vice President, Secretary and General Counsel – contained in Exhibit 5, filed herewith.

(b)   Consent of KPMG LLP – filed herewith.

24

Power of Attorney  -- Included in the signature page for this Registration Statement.

Item 9.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Regulation 230.424(b) of the Commission) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulations S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on May 18, 2007.

COMPUTER TASK GROUP, INCORPORATED

BY:

/s/ James R. Boldt

               James R. Boldt

               Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints PETER P. RADETICH and BRENDAN M. HARRINGTON, and each of them severally, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or each of them or their or his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

(a) Principal Executive Officer

Chairman, Chief Executive
/s/ James R. Boldt	Officer and Director	May 18, 2007
James R. Boldt

(b) Principal Financial and Accounting Officer

Senior Vice President and
/s/ Brendan M. Harrington	Chief Financial Officer	May 18, 2007
Brendan M. Harrington

(c) Directors	Date

/s/ James R. Boldt	May 18, 2007
James R. Boldt

/s/ Thomas E. Baker	May 18, 2007
Thomas E. Baker

/s/ George B. Beitzel	May 18, 2007
George B. Beitzel

/s/ Randall L. Clark	May 18, 2007
Randall L. Clark

/s/ Randolph A. Marks	May 18, 2007
Randolph A. Marks

/s/ John M. Palms	May 18, 2007
John M. Palms

/s/ Daniel J. Sullivan	May 18, 2007
Daniel J. Sullivan

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the persons who administer the Computer Task Group, Incorporated Non Qualified Key Employee Deferred Compensation Plan have caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York on May 18, 2007.

COMPUTER TASK GROUP, INCORPORATED NON QUALIFIED

 KEY EMPLOYEE DEFERRED COMPENSATION PLAN

By:  COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

By:     /s/ Peter P. Radetich

Peter P. Radetich, Senior Vice President,

   Secretary & General Counsel

EXHIBIT INDEX

		Page or
Exhibit No.	Description	Reference

4. (a)	Restated Certificate of Incorporation of the Registrant	(1)

4. (b)	Restated By-laws of the Registrant	(2)

4. (c)	Specimen Common Stock Certificate	(3)

4. (d)	Computer Task Group, Incorporated Non Qualified Key Employee Deferred Compensation Plan	(4)

5	Opinion of Peter P. Radetich, Senior Vice President, Secretary and General Counsel to Registrant as to legality of securities being registered	11

23 (a)	Consent of Peter P. Radetich, Senior Vice President, Secretary and General Counsel (included in Exhibit No. 5)	11

23 (b)	Consent of KPMG LLP	13

24	Power of Attorney (included on signature page of this registration statement)

___________________

(1)  Incorporated by reference to Exhibit to the Registrant’s Form 8-A/A filed on January 13, 1999.

(2)  Incorporated by reference to Exhibit 3(b) to the Registrant’s Form 10-K Annual Report for the year ended December 31, 2006.

(3) Incorporated by reference to Exhibit 4(a) the Registrant’s Form 10-K Annual Report for the year ended December 31, 2000.

(4)  Filed as Appendix A to the Registrant's definitive Proxy Statement dated April 4, 2007 in connection with the Registrant's annual meeting of shareholders held on May 9, 2007 and incorporated herein by reference.